Exhibit (d)(32)

JANUS INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT

JANUS HENDERSON SMALL-MID CAP VALUE FUND

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 30th day of June, 2026, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS HENDERSON INVESTORS US LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as the Janus Henderson Small-Mid Cap Value Fund (the “Fund”); and

WHEREAS, the Trust and the Adviser deem it mutually advantageous that the Adviser should be appointed as investment adviser to the Fund.

NOW, THEREFORE, the parties agree as follows:

1. Appointment. The Trust hereby appoints the Adviser as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Investment Advisory Services. The Adviser shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. The Adviser shall furnish continuous advice and recommendations to the Fund, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”), Amended and Restated Bylaws (“Bylaws”), and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company. In addition, the Adviser shall cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund. Subject to the approval of the Trustees of the Trust and, if required, the shareholders of the Fund, the Adviser is authorized to engage one or more subadvisers in connection with the Adviser’s duties and responsibilities under this Agreement, which subadvisers may be, but are not required to be, affiliates of the Adviser.

3. Other Services. The Adviser is hereby authorized (to the extent the Trust has not otherwise contracted) but not obligated (to the extent it so notifies the Trustees at least 60 days in advance), to perform (or arrange for the performance by other service providers, including affiliates of, independent third party service providers, or duly appointed subadvisers whether affiliated or not) the management and administration services necessary for the operation of the Fund. The Adviser is specifically authorized, on behalf of the Trust and the Fund, to conduct relations with custodians, depositories, transfer and pricing agents, administrators, fund accounting agents, subsidiaries of the Fund, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by the Adviser and/or the Trustees to be necessary or desirable. To the extent the Trust has not otherwise contracted on behalf of the Fund, the Adviser shall generally monitor and report to Fund officers the Fund’s compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. The Adviser shall make reports to the Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. The Adviser is also authorized, subject to review by the Trustees, to furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement, to the extent such services are not otherwise contracted by the Trust, on behalf of the Fund.

4. Obligations of Trust. The Trust shall have the following obligations under this Agreement:

(a)	to keep the Adviser continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

(b)

to furnish the Adviser with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c)	to furnish the Adviser with any further materials or information which the Adviser may reasonably request to enable it to perform its function under this Agreement; and

(d)	to compensate the Adviser for its services and reimburse the Adviser for its expenses incurred hereunder in accordance with the provisions hereof.

5. Compensation. The Trust shall pay to the Adviser for its services a monthly base fee of 1/12 of 0.70% of the average daily closing net asset value of the Fund (“Base Fee”), adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the Base Fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30, or 31 days, as the case may be.

6. Expenses Borne by the Adviser. In addition to the expenses which the Adviser may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Trust or otherwise, the Adviser shall incur and pay the following expenses relating to the Fund’s operations without reimbursement from the Fund:

(a)

Reasonable compensation, fees and related expenses of the Trust’s officers and its Trustees, except for such Trustees who are not “interested persons,” as defined in the 1940 Act, of the Adviser, and except as otherwise provided in Section 7;

(b)	Rental of offices of the Trust; and

(c)	Fees of any subadviser engaged by the Adviser pursuant to the authority granted in Section 2 hereof.

7. Expenses Borne by the Trust. The Trust assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by the Adviser pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not “interested persons,” as defined in the 1940 Act, of the Adviser; compensation and related expenses of the Chief Compliance Officer of the Trust and compliance staff, as authorized from time to time by the Trustees of the Trust; compensation (and any out-of-pocket expenses as may be agreed upon) of the Fund’s custodian, transfer agent, administrator, fund accounting agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to the Adviser, its affiliates, or other Fund service providers, for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Fund shareholders; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization.

8. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to the Adviser at its principal place of business. This Agreement may be terminated by the Adviser at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust Instrument, the Trust shall cease to use the name “Janus Henderson” in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if the Adviser does not continue to provide investment advice to the Fund after such termination.

9. Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

10. Term. This Agreement shall continue in effect until February 1, 2027, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

11. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12. Other Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust’s expenses (other than those directly attributable to the Fund) between the Fund and the other series of the Trust.

13. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

14. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, the “Adviser” shall include any affiliate of the Adviser performing services for the Trust contemplated hereunder and directors, officers and employees of the Adviser and such affiliates.

15. Activities of the Adviser. The services of the Adviser to the Trust hereunder are not to be deemed to be exclusive, and the Adviser and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in the Adviser as directors, officers and shareholders of the Adviser, that directors, officers, employees and shareholders of the Adviser are or may become similarly interested in the Trust, and that the Adviser may become interested in the Trust as a shareholder or otherwise.

16. Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

JANUS HENDERSON INVESTORS US LLC

By:	/s/ Jesper Nergaard
Name: Jesper Nergaard
Title: Head of US Fund Administration

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz
Name: Stephanie Grauerholz
Title: Vice President, Chief Legal Officer, and Secretary

Schedule A

Performance Adjustment

The Base Fee shall be adjusted monthly based on the investment performance of the Class A Shares (waiving the upfront sales load) (“Class”) in relation to the cumulative investment record of the Fund’s benchmark, Russell 2500TM Value Index (“Index”), over the “Performance Period” (such adjustment being referred to herein as the “Performance Adjustment”). The “Performance Period” is defined as the 36-month period preceding the end of the month for which the fee is being calculated.

The Performance Adjustment shall be calculated by subtracting the investment record of the Index from the investment performance of the Class. If there is less than a 0.50% difference (plus or minus) between the investment performance of the Class and the investment record of the Index, the Fund pays the Adviser the Base Fee with no adjustment. If the difference between the investment performance of the Class and the investment record of the Index is 0.50% or greater during any Performance Period, the Base Fee will be subject to an upward or downward performance adjustment of 1/12 of 0.015 % for every full 0.50% increment by which the Class outperforms or underperforms the Index. The maximum percentage used in calculating the Performance Adjustment (positive or negative) in any month is 1/12 of 0.15%. The Performance Adjustment is applied against the Fund’s average daily net assets during the Performance Period.

For purposes of computing the Base Fee and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the Performance Adjustment). The Base Fee is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued daily, beginning no later than the second business day of the month, and thereafter, the amount is distributed evenly throughout the month. The investment advisory fee is paid monthly in arrears.

The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust Instrument, Bylaws and registration statement, each as may be amended from time to time.

The investment performance of the Class will be the sum of:

(1) the change in the Class’ net asset value (“NAV”) per share during the Performance Period; plus

(2) the value of the Class’ cash distributions per share accumulated to the end of the Performance Period; plus

(3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Class’ NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Class at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

(1) the change in the level of the Index during the Performance Period; plus

(2) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

The Trustees have designated the Class to be used for purposes of determining the Performance Adjustment. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, determine that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares (“Successor Class”) is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

Additionally, the Trustees may, by vote of a majority of the Trustees, including a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, implement changes to the performance fee structure where such changes do not result in a net increased compensation paid under this Agreement, subject to applicable law, and orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission.